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                               EXHIBIT 10.24

                       EXECUTIVE SEVERANCE AGREEMENT








                     EXECUTIVE SEVERANCE
                     AGREEMENT FOR

                     OLD KENT FINANCIAL CORPORATION

                     DATE

































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CONTENTS
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                                                                        PAGE

Article 1.   Establishment, Term, and Purpose                             2

Article 2.   Definitions                                                  2

Article 3.   Severance Benefits                                           6

Article 4.   Form and Timing of Severance Benefits                        9

Article 5.   Excise Tax Equalization Payment                              9

Article 6.   Establishment of Trust                                      11

Article 7.   The Company's Payment Obligation                            11

Article 8.   Legal Remedies                                              12

Article 9.   Outplacement Assistance                                     12

Article 10.  Successors and Assignment                                   12

Article 11.  Miscellaneous                                               13
























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OLD KENT FINANCIAL CORPORATION
EXECUTIVE SEVERANCE AGREEMENT

            THIS AGREEMENT is made and entered into as of the        DAY OF
              199_, by and between Old Kent Financial Corporation
(hereinafter referred to as the "Company") and (hereinafter referred to as the "Executive").

            WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company;

            WHEREAS, the Executive is a key executive of the Company;

            WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;

            WHEREAS, should the possibility of a Change in Control arise, in addition to [his/her] regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

            WHEREAS, the Executive and the Company desire that the terms of this Agreement shall completely replace and supersede the provisions set forth in the Executive Severance Agreement, entered into by and between the
Company and the Executive on             , setting forth the terms and
provisions with respect to the Executive's entitlement to payments and benefits following a Change in Control of the Company.

            NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of [his/her] advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Establishment, Term, and Purpose

     This Agreement will commence on the Effective Date and shall continue in effect for three (3) full calendar years. However, at the end of such three


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(3) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice six
(6) months prior to the end of such term, or extended term, to each Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

     However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of:
(i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions

     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

     2.1 "Base Salary" means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

     2.2 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.3 "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2 herein.

     2.4 "Board" means the Board of Directors of the Company.

     2.5 "Cause" means: (a) the Executive's willful and continued failure to substantially perform [his/her] duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform [his/her] duties, and after the Executive has failed to resume substantial performance of [his/her] duties on a continuous basis within fourteen (14) calendar days of receiving such demand; (b) the Executive's willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Executive's having been convicted of a felony.

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         For purposes of this subparagraph, no act, or failure to act, on the
         Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

     2.6 "Change in Control" of the Company means an occurrence of a nature that would be required to be reported in response to Item 6(e) of
         Schedule 14A of Regulation 14A promulgated under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Corporation shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

         (a) Any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

         (b) The failure at any time of the Continuing Directors to constitute at least a majority of the Board of Directors of the Company; and for this purpose, the term "Continuing Directors" means the individuals who were either (i) first elected or appointed as a director prior to the Effective Date, or (ii) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

         (c)  Any of the following occur:

             (i) Any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) sixty percent (60%) or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

            (ii) Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series

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                 of related transactions) of assets or earning power
                 aggregating more than fifty percent (50%) of the assets or earning power of the Company on a consolidated basis;

           (iii) Any liquidation or dissolution of the Company;

            (iv) Any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change in Control as otherwise defined herein; or

             (v) Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

     2.7 "Code" means the United States Internal Revenue Code of 1986, as amended.

     2.8 "Committee" means the Personnel Committee of the Board or any other committee appointed by the Board to perform the functions of the Personnel Committee.

     2.9 "Company" means Old Kent Financial Corporation, or any successor thereto as provided in Article 11 herein.

    2.10 "Disability" means that, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of [his/her] duties with the Company for twelve (12) consecutive months and, within thirty (30) calendar days after written notice of suspension due to Disability is given, the Executive shall not have returned to the full-time performance of his duties.

    2.11 "Effective Date" means the date of this Agreement set forth above.

    2.12 "Effective Date of Termination" means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

    2.13 "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

    2.14 "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

         (a) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company, or a

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              reduction or alteration in the nature or status of the
              Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year;

         (b) The Company's requiring the Executive to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Company's current headquarters, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations as of the Effective Date;

         (c) A reduction by the Company in the Executive's Base Salary as in effect on the Effective Date or as the same shall be increased from time to time;

         (d) A material reduction in the Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Executive's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive's position;

         (e) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10 herein; or

         (f) Any termination of Executive's employment by the Company that is not effected pursuant to a Notice of Termination.

          The existence of Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason.

    2.15 "Person" shall have the meaning ascribed to such term in
         Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as provided in Section 13(d).

    2.16 "Potential Change in Control" means the Company's entering into, or the Board of Directors authorizing, an agreement, the consummation of which would result in the occurrence of a Change in Control; or
         (ii) adoption by the Board of Directors of a resolution of the

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         effect that, for purposes of this Agreement, a Potential Change in
         Control has occurred.

    2.17 "Qualifying Termination" means any of the events described in
         Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

    2.18 "Retirement" shall mean Early, Normal, or Late Retirement as defined in the Old Kent Retirement Income Plan.

    2.19 "Severance Benefits" means the payment of severance compensation as provided in Section 3.3 herein.

    2.20 "Trust" means the Company grantor trust to be created pursuant to
         Article 6 of this Agreement.

Article 3. Severance Benefits

     3.1 RIGHT TO SEVERANCE BENEFITS. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.3 herein, if there has been a Change in Control of the Company and if, within the six (6) full calendar month period prior to the effective date of a Change in Control, or within twenty-four (24) calendar months following the effective date of a Change in Control, the Executive's employment with the Company shall end for any reason specified in Section 3.2 herein.

     The Executive shall not be entitled to receive Severance Benefits if [he/she] is terminated for Cause, or if [his/her] employment with the Company ends due to death or Disability, or due to a voluntary termination of employment by the Executive without Good Reason.

     3.2 QUALIFYING TERMINATION. The occurrence of any one or more of the following events within the six (6) full calendar month period prior to the effective date of a Change in Control, or within twenty-four (24) calendar months following the effective date of a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive under this
Agreement:

     (a) An involuntary termination of the Executive's employment by the Company for reasons other than Cause;

     (b)  A voluntary termination by the Executive for Good Reason;

     (c) A successor company fails or refuses to assume the Company's obligations under this Agreement, as required by Article 10 herein; or



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     (d)  The Company or any successor company breaches any of the provisions of this Agreement.

     3.3 DESCRIPTION OF SEVERANCE BENEFITS. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company shall pay to the Executive and provide [him/her] with the following:

     (a) An amount equal to one (1) times the highest rate of the Executive's annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

     (b) An amount equal to one (1), times the greater of: (i) the Executive's average annual bonus earned over the three (3) full fiscal years prior to the Effective Date of Termination; or (ii) the Executive's target annual bonus established for the bonus plan year in which the Executive's Effective Date of Termination occurs.

     (c) An amount equal to the Executive's unpaid Base Salary and accrued vacation pay through the Effective Date of Termination.

     (d) An amount equal to the Executive's unpaid targeted annual bonus, established for the plan year in which the Executive's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365).

     (e) A continuation of the welfare benefits of health care, life accidental death and dismemberment, and disability insurance coverage for one (1) full year after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination.
          However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the one (1) year period in the event the Executive has available substantially similar benefits from a subsequent employer, as determined by the Committee.

     (f) A lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the Executive as of the Effective Date of Termination under the Old Kent
          Executive Retirement Income Plan. For this purpose, such benefits shall be calculated under the assumption that the

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          Executive's employment continued following the Effective Date of
          Termination for one (1) full year (i.e., one (1) additional year of age and service credits shall be added); provided, however, that for purposes of determining "final average pay" under such programs, the Executive's actual pay history as of the effective date of termination shall be used.

     (g) A lump-sum cash payment of the entire balance of the Executive's compensation which has been deferred under the Old Kent Deferred Compensation Plan, the Old Kent Executive Thrift Plan, and the Old Kent Deferred Stock Compensation Plan, as applicable, together with all interest that has been credited with respect to any such deferred compensation balances pursuant to the terms of the applicable plan.

     3.4 TERMINATION FOR DISABILITY. Following a Change in Control of the Company, if an Executive's employment is terminated due to Disability, the Executive shall receive [his/her] Base Salary through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect.

     3.5 TERMINATION FOR RETIREMENT OR DEATH. Following a Change in Control of the Company, if the Executive's employment is terminated by reason of [his/her] Retirement or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.

     3.6 TERMINATION FOR CAUSE, OR OTHER THAN FOR GOOD REASON OR RETIREMENT. Following a Change in Control of the Company, if the Executive's employment is terminated either: (a) by the Company for Cause; or (b) by the Executive (other than for Retirement) and other than for Good Reason, the Company shall pay the Executive [his/her] full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

     3.7 NOTICE OF TERMINATION. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.



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Article 4. Form and Timing of Severance Benefits

     4.1 FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(f), and 3.3(g)
herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

     4.2 WITHHOLDING OF TAXES. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 5. Excise Tax Equalization Payment

     5.1 EXCISE TAX EQUALIZATION PAYMENT. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments"), if all or any part of the Total Payments will be subject to the tax (the "Excise Tax") imposed by
Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the effective date of termination, but in no event beyond thirty (30) days from such date.

     5.2 TAX COMPUTATION. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

     (a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not

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          constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

     (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of
          Section 280G(b)(1) (after applying clause (a) above); and

     (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     5.3 SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee.

Article 6. Establishment of Trust

     As soon as practicable following the Effective Date hereof, the Company shall create a Trust (which shall be an irrevocable grantor trust within the meaning of Sections 671-678 of the Internal Revenue Code) for the benefit of the Executive and Beneficiaries, as appropriate. The Trust shall have a Trustee as selected by the Company, and shall have certain restrictions as to the Company's ability to amend the Trust or cancel benefits provided thereunder. Any assets contained in the Trust shall, at all times, be specifically subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency; such terms to be specifically defined within the provisions of the Trust, along with the required procedure for notifying the Trustee of any bankruptcy or insolvency.


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     At any time following the Effective Date hereof, the Company may deposit assets in the Trust in an amount equal to or less than the aggregate
Severance Benefits which may become due to the Executive under Sections
3.1, 3.2, and 5.1 of this Agreement.

     Upon the first to occur of a Potential Change in Control or Change in Control, the Company shall deposit assets in such Trust in an amount equal to the aggregate Severance Benefits which may become due to the Executive under Sections 3.1, 3.2, and 5.1 of this Agreement, except to the extent that assets equal to any Severance Benefits payable pursuant to Sections 3.3(f) or 3.3(g) are held in or required to be deposited in a separate grantor trust which is in effect as of the Potential Change in Control or Change in Control, as applicable.

Article 7. The Company's Payment Obligation

     The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 3.3(e) herein.


Article 8. Legal Remedies

     8.1 PAYMENT OF LEGAL FEES. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement; provided, however, that the Company shall be reimbursed by the Executive for all such fees and expenses in the event the Executive fails to prevail with respect to any one material issue of dispute in connection with such legal action.


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     8.2 ARBITRATION. The Executive shall have the right and option to elect
(in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

     Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Executive for all such fees and expenses in the event the Executive fails to prevail with respect to any one material issue of dispute in connection with such legal action.

Article 9. Outplacement Assistance

     Following a Qualifying Termination (as described in Section 3.2 herein), the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the effective date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Executive's Base Salary as of the effective date of termination.

Article 10. Successors and Assignment

     10.1 SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as [he/she] would be entitled to hereunder if they had terminated [his/her] employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

     10.2 ASSIGNMENT BY THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any

                                      -12-
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amount would still be payable to [him/her] hereunder had [he/she] continued
to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's
Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

Article 11. Miscellaneous

     11.1 EMPLOYMENT STATUS. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

     11.2 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

     11.3 SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     11.4 MODIFICATION. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

     11.5 APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the state of Michigan shall be the controlling law in all matters relating to this Agreement.


                                OLD KENT FINANCIAL CORPORATION

                                By_____________________________________

                                  Its__________________________________



                                                             "Employee"

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
                         PARTICIPANT SCHEDULE

          As of December 31, 1998, each of the following officers have entered into an Executive Severance Agreement identical to the form set forth in this Exhibit 10.24.

                           Richard L. Haug
                           Janet S. Nisbett
                           Albert T. Potas







































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